UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 28, 2009

AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

 (State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia	22314
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 329-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events.

AvalonBay Communities, Inc. (“AvalonBay” or the “Company”) announced on January 28, 2009 the results of stockholder elections relating to the combined regular and special dividend (the “Combined Dividend”) on shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) declared by its Board of Directors on December 17, 2008. The Combined Dividend of $2.70 per share of Common Stock was paid on January 29, 2009 in the form of cash, shares of Common Stock or a combination of cash and shares of Common Stock, as described below, to stockholders of record at the close of business on December 29, 2008.

As previously disclosed, a portion of the Combined Dividend in the amount of $0.8925 per share represents payment of the regular dividend for the quarter ended December 31, 2008, and a portion in the amount of $1.8075 per share represents payment of an additional special dividend (the “Special Dividend”).

The terms of the Combined Dividend, including the ability of stockholders to elect to receive the Combined Dividend in the form of cash or shares of AvalonBay’s Common Stock, and a limitation on the aggregate amount of cash to be included in the Combined Dividend, were described in detail in the prospectus filed with the Securities and Exchange Commission on December 31, 2008.  Stockholders were required to deliver election forms to the Company’s transfer agent not later than 5:00 p.m., Eastern Time, on January 22, 2009.

Based on stockholder elections, AvalonBay paid the Combined Dividend in the form of approximately $69 million in cash and approximately 2.6 million shares of its Common Stock. The total number of shares included in the Combined Dividend, and the number of shares paid to those stockholders receiving shares in satisfaction of all or part of the Combined Dividend, was calculated based on a per share value of $53.06, the average of the volume weighted trading price per share of AvalonBay’s Common Stock on the New York Stock Exchange for January 22 and 23, 2009. Summarized results of the Combined Dividend elections are as follows:

•      To stockholders electing to receive the Combined Dividend in all stock, AvalonBay paid the dividend in shares of Common Stock.

•      To stockholders electing to receive the Combined Dividend in all cash, AvalonBay paid the dividend in the form of $1.0227 per share in cash and $1.6773 per share in shares of Common Stock.   (These amounts were previously reported by AvalonBay in a press release dated January 28, 2009 as being $1.02272 and $1.67728, respectively.  However, due to a computational adjustment these figures were adjusted from five decimal places to four decimal places.  As a result, the per share amount of cash in the Combined Dividend paid to stockholders electing all cash was rounded down to four decimal places, i.e., to $1.0227 per share in the form of cash, and the per share amount of stock in the Combined Dividend paid to stockholders electing all cash was rounded up to four decimal places, i.e., to $1.6773 per share in the form of shares, with the total amount of the dividend remaining at $2.70 per share paid to such shareholders.)

•      To stockholders failing to make an election and to stockholders who elected to receive a combination of cash and stock, AvalonBay paid the Combined Dividend in the form of $0.8925 per share in cash and $1.8075 per share in shares of Common Stock.

•      AvalonBay paid fractional shares in cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

January 30, 2009

	By:	/s/ Thomas J. Sargeant
	Name:	Thomas J. Sargeant
	Title:	Chief Financial Officer